OncoSec Appoints Industry Leader Daniel J. O’Connor to its Board of Directors

Former President and CEO of Advaxis Immunotherapies and Senior Vice President of ImClone Systems adds significant biopharma clinical, regulatory, business development, and fundraising expertise to OncoSec

SAN DIEGO, CA, September 7, 2017 – OncoSec Medical Incorporated “OncoSec” (NASDAQ:ONCS), a company developing DNA-based intratumoral cancer immunotherapies, today announced the appointment of Daniel J. O’Connor to its Board of Directors. Mr. O’Connor brings more than 20 years of successful financing and licensing experience to OncoSec’s Board of Directors, most recently serving as President and Chief Executive Officer of Advaxis Immunotherapies (NASDAQ:ADXS). His appointment to the Company’s Board is effective immediately.

“Dan is a proven leader with a strong track record of success. He brings exceptional strategic and operational expertise in building thriving, successful biopharma companies, and we are pleased to welcome Dan to the Board,” said Punit Dhillon, President and CEO of OncoSec. “His history with commercializing and licensing cancer immunotherapy products will be vital as we continue to progress our lead melanoma program through clinical trials and registration.”

“OncoSec’s ImmunoPulse® IL-12 clinical program in melanoma and broader pipeline have the potential to address significant unmet needs for cancer patients with few or no treatment options,” said Mr. O’Connor. “I am excited about the potential therapeutic opportunity to combine with and enhance the existing success of the checkpoint inhibitor class of compounds. I believe that OncoSec has the leading platform to address late stage relapsed or refractory solid tumors and look forward to contributing to the advancement of the Company’s exciting portfolio.”

Most recently, as President and Chief Executive Officer of Advaxis Immunotherapies, Mr. O’Connor successfully turned around the company, raising more than $250 million in funding and transforming it into a patient-focused, leading cancer immunotherapy company. He was also instrumental in establishing major partnerships with companies that include Amgen Inc., Merck & Co. and Bristol Myers Squibb. In addition, under his leadership, the company advanced four new cancer immunotherapy drug candidates into clinical trials, as well as several PD-1 combination clinical studies with Keytruda® and Opdivo®. Previously, Mr. O’Connor was Senior Vice President for ImClone Systems where he supported the clinical development, launch, and commercialization of ERBITUX®, and the sale of the company to Eli Lilly in 2008. Mr. O’Connor served as General Counsel at PharmaNet (inventive Health) and was part of the senior leadership team that grew the company from a start-up contract research organization into a leader in clinical research. Mr. O’Connor is a 1995 graduate of the Penn State University’s Dickinson School of Law in Carlisle, Pennsylvania and currently serves as an Entrepreneur Trusted Advisor to its Dean. He graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as an officer in the U.S. Marines, attaining the rank of Captain while serving in Saudi Arabia during Operation Desert Shield. Mr. O’Connor is currently the Vice Chairman of BioNJ and was a former New Jersey criminal prosecutor.

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies with an investigational technology, ImmunoPulse®, for the treatment of cancer. ImmunoPulse® is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as IL-12. In Phase I and II clinical trials, ImmunoPulse® IL-12 has demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various solid tumors and has shown the potential to reach beyond the site of local treatment to initiate a systemic immune response. ImmunoPulse® IL-12, OncoSec’s lead program, is currently in clinical development for metastatic melanoma and triple-negative breast cancer. The program’s current focus is on the significant unmet medical need in patients with melanoma who are refractory or non-responsive to anti-PD-1/PD-L1 therapies. In addition to ImmunoPulse® IL-12, the Company is also identifying and developing new immune-targeting agents for use with the ImmunoPulse® platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “can,” “may,” “will,” “suggest,” “look forward to,” “potential,” “understand,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

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OncoSec Medical Incorporated
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